EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated 1998 Long-Term Incentive Plan of Women First HealthCare, Inc. of our report dated March 14, 2003 (except for paragraph one and two of Note 18, as to which the date is April 14, 2003), with respect to the consolidated financial statements and schedule of Women First HealthCare, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

August 26, 2003

San Diego, California